Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Novanta Inc. of our report dated February 28, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 18 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2024 annual report on Form 10-K, as to which the date is February 25, 2025, relating to the financial statements, which appears in Novanta Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 29, 2026